Exhibit 99.3

Filed by MICT, Inc.

Pursuant to Rule 425 under Securities Act of 1933, as amended and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934, as amended

Subject Company: MICT, Inc.

Subject Company’s Commission File No.: 001-35850

Date: November 27, 2018

MICT Q3 2018 Earnings Call

Tuesday, November 27, 2018

9:00 a.m. ET

Operator:

Thank you. Good morning and thank you for calling in to review MICT, Inc.’s third quarter 2018 results. Management will provide an overview of the results followed by a question and answer session.

Importantly, there is a slide presentation which management will use during their overview. This presentation can be found on the Investor Relations section of the company’s website, mict-inc.com, under Events and Presentations. You may also access a pdf copy of the presentation by clicking the link in the company’s press release regarding these financial results issued this morning and then clicking a second link labeled “Q3 2018 Results.” Callers accessing the pdf copy of the presentation will need to manually scroll through the slides as management goes through the presentation.

I will now take a brief moment to read the Safe Harbor statement. During the course of this call, management will make express and implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. federal securities laws.

These forward-looking statements include, but are not limited to, those statements regarding the proposed series of transactions, and timing of certain events associated therewith, with BNN Technologies PLC, or BNN, those statements regarding our belief that with an increasing number of companies having met their Electronic Logging Device, or ELD, mandate requirements, we are seeing a drop in demand and changes in customers’ needs, our belief that we expect to deliver on our backlog in the fourth quarter of 2018, the timing of the release and success of new market initiatives, projects and product offerings and the potential for a second phase of additional trucks that may require compliance with the ELD mandate. Such forward-looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this presentation are subject to other risks and uncertainties, including those discussed in the "Risk Factors" section and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 2017 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Please note that the date of this conference call is November 27, 2018 and any forward-looking statements that management makes today are based on assumptions that are reasonable as of this date. Except as otherwise required by law, the company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction with BNN, if an agreement is consummated, MICT and BNN will prepare a proxy statement/prospectus for MICT’s stockholders and a registration statement on Form S-4 to be filed with the Securities and Exchange Commission, or the SEC.  MICT’s proxy statement/prospectus will be mailed to MICT’s stockholders that do not opt to receive the document electronically. MICT and BNN urge investors, stockholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information.

Such persons can also read MICT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for a description of the security holdings of its officers and directors and their respective interests as security holders in the consummation of the transactions described herein. MICT’s definitive proxy statement/prospectus, which will also be included in the registration statement if a definitive agreement is reached, will be mailed to stockholders of MICT as of a record date to be established for voting on the transactions described in this report. MICT’s stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: MICT, Inc., 28 West Grand Avenue, Suite 3, Montvale NJ 07645.  These documents, once available, can also be obtained, without charge, at the SEC’s web site (http://www.sec.gov).

Participants in Solicitation

MICT and its directors and executive officers, may be deemed to be participants in the solicitation of proxies for the special meeting of MICT’s stockholders to be held to approve the transactions if a definitive agreement is reached. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of MICT’s stockholders in connection with the proposed transactions will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about MICT’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on April 13, 2018. After such filing, you can obtain free copies of these documents from MICT using the contact information above.

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Non-Solicitation

This call is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of MICT or BNN, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information about the Tender Offer

THE TENDER OFFER REFERRED TO IN THIS SCRIPT HAS NOT YET COMMENCED. THIS CALL IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF MICT.  NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL.  THE OFFER WILL BE MADE SOLELY PURSUANT TO THE OFFERING DOCUMENTS.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  IF THE TENDER OFFER IS COMMENCED, A TENDER OFFER STATEMENT ON SCHEDULE T-O WILL BE FILED WITH THE SEC. IN ADDITION, FOLLOWING DEFINITIVE DOCUMENTATION, MICT INTENDS TO FILE WITH THE SEC A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER.  THE TENDER OFFER STATEMENT, INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, AND OTHER RELATED MATERIALS, AND THE SOLICITATION/RECOMMENDATION STATEMENT OF MICT ON SCHEDULE 14D-9, WILL ALSO BE AVAILABLE TO MICT’S STOCKHOLDERS AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

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During this call, in addition to the GAAP financial measures, management will discuss non-GAAP financial measures, as defined by SEC Regulation G, including non-GAAP net (loss) income. These non-GAAP measures exclude share-based compensation expenses and the amortization of intangible assets. These non-GAAP measures are not intended to be considered in isolation from, a substitute for or superior to our GAAP results, and we encourage you to consider all measures when analyzing MICT’s performance. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is included in today’s press release regarding our quarterly results and can be also found in the Investor Relations section of our website: www.mict-inc.com/IR-Company. The slides containing the third quarter results reconciliation can also be found in the Investor Relations section of our website: www.mict-inc.com/IR-Company.

On the call this morning, we have David Lucatz, Chairman, President and Chief Executive Officer of MICT, Tali Dinar, Chief Financial Officer of MICT, and Dudy Marcus, Chief Executive Officer of Micronet Ltd. And again, as a reminder, management will be referring to a slide presentation that can be accessed via the Investor Relations section of the company’s site or the link in the press release.

We will start with an opening message from David, who will give an overview of business developments for the quarter ended September 30, 2018. Then, we will move to review the numbers with Tali and we will wrap up with Q&A. I will now turn the call over to David, who will begin the presentation on slide 3. Please go ahead, David.

David Lucatz:

Slide 4.	Thank you, good morning everyone.

We believe that with an increasing number of companies having met their ELD mandate requirements, we are now seeing a drop in demand and change in customers’ needs. As a result, MICT experienced a decrease in revenues and gross margins in Q3 2018 as compared to Q3 2017. Q3 2018 revenues decreased by 60% to $2.2 million over Q3 2017 revenues of $5.5 million. Gross profit decreased by 96% to $0.05 million in Q3 2018 as compared to $1.5 million in Q3 2017. Gross margin decreased to 2% in Q3 2018 from 27% Q3 2017.

Our backlog was $0.6 million as of September 30, 2018. We believe we will be able to deliver on this backlog in Q4 2018.

Our results for the first nine months of 2018 were more favorable. Revenue increased by 8% to $12.9 million for the first nine months of 2018, compared to $12.0 million in the first nine months of 2017. Gross profit increased 22% to $3.3 million the first nine months of 2018, compared to $2.7 million in the first nine months of 2017. Gross profit margin was 26% in the first nine months of 2018, as compared to 22% in the first nine months of 2017.

Slide 5.	On slide 5 we present our market status and business developments. New orders were slower than expected during the third quarter and we believe this was the result of most MRM companies having spent their budgets fulfilling ELD mandated requirements.

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Some of our backlog remains unfulfilled and we plan to deliver on those orders in Q4 2018.

We are gaining traction with new marketplace initiatives that include co-marketing, subcontracting and distribution agreements. We are also working on long term customer acquisition projects with larger fleets in the U.S. and Europe.

We are also seeing strong Interest from the market for our Smart Connected Camera that is due to be sold commercially during 2019 and will enable services such as ADAS, Driver Awareness and other applications as part of Fleet Management.

Our next-generation LTE certification is in the process to be completed. All aspects of the certification that were dependent on Micronet are complete. We are now just waiting on iterations from our original device manufacturer.

Strategic partnership agreement with established ASP in the space to launch Android-based Smart dual camera for ADAS and real time vision analytics.

Additionally, while we are focusing our efforts on improving our business performance, we are also continuing to negotiate a definitive agreement for the transactions contemplated by the letter of intent entered into with BNN Technology PLC announced on July 2, 2018.

Slides 6.	On slide 6 we have outlined our research and development and new product and service development initiatives to potentially drive future revenues.

We are building the back-end system for a commercial website that will serve the MRM market. It will launch with 5-6 applications that we intend to sell to the MRM market.

Our TAB8 is under development and we expect the prototype to be ready in Q2 2019 and mass production by the 2nd half of 2019.

The Micronet Smart Camera that we are developing is expected to be in mass production during the second half of 2019.

We expect another bulk of 1-2 million trucks to be required to meet the ELD mandate by December 2019. This second phase expects to include bigger fleets than in phase one, which are more suitable for Micronet’s product.

I will now turn the call to Tali for a financial review.

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Slide 7.	Tali Dinar:

Thank you David and good morning everyone.

Slide 7 shows our revenues for the third quarter of 2018 as compared to the second quarter of 2018 and the third quarter of 2017. Revenues were $2.2 million in the third quarter of 2018, a 58% decrease from $5.5 million in the third quarter of 2017. Revenues declined by 53% from $4.7 million on a quarter-over-quarter basis.

Slide 8.	Slide 8 shows our revenues for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. Revenues were $12.9 million in the first nine months of 2018, an 8% increase from $11.94 million in the first nine months of 2017.

Slide 9.	Slide 9 gives a detailed breakdown of the numbers. Gross profit margins decreased to 2% in the third quarter of 2018 as compared to 27% in the third quarter of 2017. Research and development expenses for the third quarter of 2018 were $425,000, or 19% of sales, compared to $526,000, or 10% of sales, in the third quarter of 2017. Selling, general and administrative expenses were $2.9 million, or 123% of sales, as compared to $1.5 million, or 27% of sales, in the third quarter of 2017.

Net loss from continued operation for the third quarter of 2018 was $4,178,000, or a net loss of $0.28 per basic and diluted share, a 343% increase compared to a net loss of $943,000, or a net loss of $0.09 per basic and diluted share, for the third quarter of 2017.

Slide 10.	On slide 10, we present our Non-GAAP numbers. Our total Non-GAAP net loss attributable to MICT for the third quarter of 2018 was $2,031,000, an increase of 283% over a $530,000 Non-GAAP loss in the third quarter of 2017.

Slide 11.	On slide 11, Non-GAAP net loss attributable to MICT for the 9 months ended September 30, 2018 was $3,942,000, a 93% increase as compared to a Non-GAAP net loss of $2,045,000 for the first nine months of 2017.

Slide 12.	Turning to slide 12, on our balance sheet, we have $2.5 million in cash and cash equivalents, $3.2 million in net working capital, and $4.9 million in stockholders' equity as of September 30, 2018. I will now turn the call back over to the operator for Q&A.

After QA session

David Lucatz:

Summary	Thanks to all of our shareholders and our dedicated employees and management. While our third quarter results were less than we expected, we are working hard to improve our results.

Thanks and I look forward to speaking with you early next year with our 2018 year-end results.

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